NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. REPORTS 7% INCREASE IN EARNINGS PER SHARE
FOR THE YEAR ENDED DECEMBER 31, 2012

WARSAW, N.Y., January 30, 2013 – Today Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”), the parent company of Five Star Bank, reported full year 2012 net income available to common shareholders of $22.0 million, an increase of $2.4 million or 12% from the prior year. Full year 2012 earnings per diluted share was $1.60, up 7% from $1.49 last year. Fourth quarter 2012 net income available to common shareholders was $6.0 million, or $0.43 per diluted share, compared to $3.9 million, or $0.28 per diluted share, for the 2012 third quarter.

Highlights for the year ended December 31, 2012 compared with 2011:

•	Non-GAAP net operating income available to common shareholders was $25.6 million, or $1.86 per diluted share, for 2012 compared to $21.5 million or $1.64 per share for 2011

•	Expanded the footprint of our franchise though the acquisition of 8 branch locations:

• Assumed deposits of $286.8 million and acquired in-market performing loans of $75.6 million at closing

•	Year end interest-earning assets of $2.5 billion reach highest level in Company history

•	11.74% return on average tangible common equity, up from 11.55%

•	$0.25 or 2% increase in tangible book value per common share to $13.46

•	$6.7 million or 8% increase in net interest income, reflecting:

• 3.95% fully tax-taxable equivalent net interest margin

• 14% increase in average total loans

• 10% increase in average interest-bearing deposits

•	$852 thousand or 4% increase in noninterest income

Fourth quarter 2012 highlights compared with third quarter 2012:

•	$46.7 million or 3% growth in total loans

•	$1.3 million or 13% decrease in non-performing loans

•	Common book value per share increased to $17.15 at December 31, 2012

•	Declared $0.16 dividend per common share, a 3.4% dividend yield as of December 31, 2012

Summary Performance Discussion

“It is an understatement to say that this was a significant year for our company, our employees and our shareholders,” said Chairman and Interim Chief Executive Officer John E. Benjamin. “We executed on significant leadership changes during 2012 to position our company for long-term success, and we’re energized as we enter 2013. Our performance in 2012 and the confidence we have in our future is reflected in the Company’s dividend, which increased over 20% for the year.”

Net income for the full year 2012 was $23.4 million, up $650 thousand or 3% from the prior year. The primary drivers of this increase were a $6.7 million or 8% increase in net interest income, an $852 thousand or 4% increase in noninterest income and a $652 thousand or 8% decrease in the provision for loan losses, partially offset by a $7.6 million or 12% increase in noninterest expense. Noninterest expense for 2012 included non-recurring pre-tax expenses of $5.6 million related to the branch acquisitions and retirement of our former CEO. Noninterest expense for 2011 included a non-recurring pre-tax expense of $1.1 million for the early extinguishment of debt. Net income available to common shareholders increased $2.4 million or 12% from the prior year. The prior year net income available to common shareholders included accelerated accretion on redeemed TARP preferred stock of $1.2 million.

Net income in the fourth quarter 2012 was $6.3 million, up $2.1 million or 48% from the third quarter 2012, which resulted from a $4.1 million or 19% decrease in noninterest expense, partially offset by a $1.2 million increase in the provision for income taxes and a $756 thousand or 43% increase in the provision for loan losses. Noninterest expense for the third quarter 2012 included non-recurring pre-tax expenses of $4.5 million related to the branch acquisitions and retirement of our former CEO. Net income available to common shareholders increased $2.1 million or 53% from the third quarter 2012.

“We finished 2012 with strong momentum, and our employees remain focused on delivering exceptional customer service with our easy banking philosophy, while simultaneously creating value for our shareholders,” continued Mr. Benjamin. “We not only accomplished our strategic initiatives, but did so while achieving our highest annual income in ten years and experiencing our fourth consecutive year of increased earnings.”

Net Interest Income and Net Interest Margin

Net interest income for the full year 2012 increased $6.7 million or 8% from the prior year, due to an increase in average earning assets resulting from organic loan growth, loans acquired in the branch acquisitions and an increased level of noninterest-bearing deposits, which more than offset lower earning asset yields. The net interest margin was 3.95% for the full year 2012 compared to 4.04% for the full year 2011.

The yield on earning-assets decreased 32 basis points for 2012 compared with last year, a result of cash flows being reinvested in the current low interest rate environment, which includes the impact of investing the cash from the branch acquisitions into lower yielding securities. The cost of interest-bearing liabilities decreased 30 basis points for the year compared to the prior year, primarily a result of the redemption of our 10.20% junior subordinated debentures during 2011 as well as the continued re-pricing of time deposits.

The $217.4 million or 10% increase in average earning assets was driven by the $199.6 million or 14% increase in average total loans. Compared to the prior year, average commercial loans increased $63.4 million or 11% and indirect consumer loans increased $89.1 million or 20% during 2012.

For the full year 2012, average interest-bearing deposits increased $156.2 million or 10%, reflecting a $40.0 million or 10% increase in interest-bearing demand deposits and a $135.3 million or 30% increase in savings and money market deposits. These increases were partially offset by a $19.1 million or 3% decrease in time deposits. Average noninterest-bearing deposits, which represented 20% of total average deposits, increased $62.0 million or 17% during 2012.

Fourth quarter 2012 net interest income was $23.1 million, essentially unchanged from the third quarter 2012. A $21.8 million increase in average interest-earning assets was offset by a 4 basis point decrease in net interest margin to 3.92% for the 2012 fourth quarter. The average interest-earning asset increase primarily reflected an increase of $32.0 million in average indirect auto loans, partially offset by a $18.1 million decrease in average investment securities.

Noninterest Income

Noninterest income for the full year 2012 increased $852 thousand or 4% from the prior year. This included a $541 thousand or 61% increase in gain on sale of loans, a $495 thousand or 17% increase in other income, a $357 thousand or 8% increase in ATM and debit card income, a $327 thousand or 23% increase in company owned life insurance income, and a $275 thousand or 15% increase in broker-dealer fees and commissions. These positive impacts were partially offset by a $448 thousand increase in loss on the disposal of other assets, a $352 thousand or 12% decrease in gain on sales of securities, a $218 thousand or 26% decrease in loan servicing income, a $73 thousand increase in other-than-temporary impairment charges on securities, and a $52 thousand or 1% decrease in service charges on deposits.

Fourth quarter 2012 noninterest income decreased $70 thousand or 1% from the third quarter 2012. This decrease in noninterest income was primarily the result of decreases in broker-dealer fees and commissions, loan servicing income, gain on sales of securities and an increase in the loss on the disposal of other assets, offset by increases in service charges on deposits, ATM and debit card income, and gain on sales of loans.

Noninterest Expense

Noninterest expense for the full year 2012 increased $7.6 million or 12% from the prior year. This included a $4.4 million or 12% increase in salaries and employee benefits, a $1.5 million or 58% increase in professional services, a $1.2 million or 19% increase in other noninterest expense, an $834 thousand or 34% increase in computer and data processing, a $719 thousand or 40% increase in supplies and postage, and a $551 thousand or 5% increase in occupancy and equipment. These increases were partially offset by a $330 thousand or 26% decrease in advertising and promotions, a $213 thousand or 14% decrease in FDIC assessments, and the absence of a $1.1 million loss on extinguishment of debt which resulted from the Company’s early redemption of its subordinated debentures during the third quarter of 2011.

The full year 2012 included $3.0 million of noninterest expense related to the branch acquisitions, which closed in June and August, and $2.6 million incurred in association with the retirement of the Company’s former CEO in August. Of these expenses, $1.9 million of expense related to the branch acquisitions and all of the $2.6 million related to the CEO retirement were included in noninterest expense for the third quarter of 2012. There were no material expenses related to these transactions during the fourth quarter of 2012.

Fourth quarter 2012 noninterest expense decreased $4.1 million or 19% from the third quarter 2012. This included a $2.9 million or 23% decrease in salaries and benefits, a $562 thousand or 39% decrease in professional fees, a $400 thousand or 17% decrease in other noninterest expense, a $332 thousand or 37% decrease in supplies and postage, and a $167 thousand or 17% decrease in in computer and data processing. These decreases were partially offset by a $169 thousand or 65% increase in advertising and promotions, and a $104 thousand or 4% increase in occupancy and equipment.

Balance Sheet and Capital Management

Total loans were $1.706 billion at December 31, 2012, up $46.7 million or 3% from September 30, 2012 and up $220.9 million or 15% from December 31, 2011. At December 31, 2012, total loans included $64.5 million in loans obtained in the branch acquisitions. Total investment securities were $841.7 million at December 31, 2012, up $73.5 million or 10% from the end of the prior quarter and up $190.9 million or 29% compared with the end of 2011.

Deposits were $2.262 billion at December 31, 2012, a decrease of $69.9 million from the end of the prior quarter and an increase of $330.2 million compared with the end of 2011. The decrease from the prior quarter is mainly due to seasonal outflows of municipal deposits, while the year over year increase is largely attributable to $286.8 million in retail deposits assumed from the branch acquisitions. Public deposit balances were 20% of total deposits at December 31, 2012, compared to 23% at September 30, 2012 and 20% at December 31, 2011, with the fluctuations due largely to the seasonality of municipal cash flows.

Shareholders’ equity was $253.9 million at December 31, 2012, compared with $251.8 million at September 30, 2012 and $237.2 million at December 31, 2011. Net income for the quarter increased shareholders’ equity by $6.3 million, which was partially offset by common and preferred stock dividends of $2.6 million. Accumulated other comprehensive income included in shareholders’ equity decreased $1.9 million during the fourth quarter due primarily to lower net unrealized gains on securities available for sale.

The Company’s leverage ratio and total risk-based capital ratios were 7.70% and 11.96%, respectively, at December 31, 2012, compared to 7.67% and 12.16%, respectively, at September 30, 2012, and 8.63% and 13.45%, respectively, at December 31, 2011 all of which exceeded the regulatory thresholds required to be classified as a “well capitalized” institution as established by the Company’s primary banking regulators. Balance sheet growth, primarily related to the branch acquisitions, coupled with goodwill and intangible assets recorded in conjunction with the acquisitions, resulted in the lower capital ratios in 2012. Such goodwill and intangible assets are excluded from regulatory capital under regulatory accounting practices.

Credit Quality

Non-performing loans were $9.1 million or 0.53% of total loans at December 31, 2012, as compared with $10.4 million or 0.63% of total loans at September 30, 2012, and $7.1 million or 0.48% of total loans at December 31, 2011. The Company’s ratio of non-performing loans to total loans continues to compare favorably to its peer group average, which was 2.48% of total loans at September 30, 2012, the most recent period for which information is available (Source: Federal Financial Institutions Examination Council — Bank Holding Company Performance Report as of September 30, 2012 — Top-tier bank holding companies having consolidated assets between $1 billion and $3 billion).

During the fourth quarter 2012, the Company internally downgraded to substandard status from special mention one credit relationship consisting of commercial business and commercial mortgage loans with unpaid principal balances totaling $3.4 million. The downgrade necessitated a provision and increase in our allowance for losses of approximately $400 thousand. These loans were performing in accordance with their contractual terms as of December 31, 2012, however, we continue to monitor this relationship closely.

Net charge-offs increased $688 thousand or 14% when comparing 2012 to the prior year, but represented 0.36% of average loans for both periods. The provision for loan losses for the full year 2012 decreased $652 thousand or 8% from the prior year. The 2012 provision for loan losses exceeded net charge-offs by $1.5 million as the Company continues to maintain the allowance for loan losses consistent with the growth in its loan portfolio and trends in asset quality.

Net charge-offs of $2.1 million in the fourth quarter 2012 represented 0.50% of average loans on an annualized basis compared to $1.6 million or 0.38% in the third quarter 2012. The provision for loan losses was $2.5 million for the fourth quarter 2012, compared to $1.8 million for the third quarter 2012.

The allowance for loan losses was $24.7 million at December 31, 2012, compared with $24.3 million at September 30, 2012 and $23.3 million at December 31, 2011. The ratio of the allowance for loan losses to total loans was 1.45% at December 31, 2012, compared with 1.46% at September 30, 2012 and 1.57% at December 31, 2011. Contributing to this ratio decline in 2012 were the loans obtained in the branch acquisitions, which were recorded at fair market value as of the acquisition date with no allowance carried over, as required by U.S. generally accepted accounting principles. The ratio of allowance for loan losses to non-performing loans was 271% at December 31, 2012, compared with 233% at September 30, 2012 and 329% at December 31, 2011.

About Financial Institutions, Inc.

With over $2.7 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and a quickly expanding ATM network in Western and Central New York State. Five Star Investment Services provides investment advice, brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors’ assessments of its business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the Company’s results and to assess performance in relation to the company’s ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, whether it experiences greater credit losses than expected, the impact of the current management transition, the attitudes and preferences of its customers, its ability to successfully integrate recently acquired bank branches and profitably operate newly opened bank branches, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors and other factors that could affect the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

or
Jordan M. Darrow
Darrow Associates, Inc.
Phone: 631.367.1866
Email: jdarrow@darrowir.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2012				2011
	December 31,	September 30,	June 30,	March 31,	December 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$60,436	77,045	61,813	77,025	57,583
Investment securities:
Available for sale	823,796	748,618	765,216	699,497	627,518
Held-to-maturity	17,905	19,564	22,016	24,196	23,297

Total investment securities	841,701	768,182	787,232	723,693	650,815
Loans held for sale	1,518	1,411	1,682	2,053	2,410
Loans:
Commercial business	258,675	245,307	245,437	233,764	233,836
Commercial mortgage	413,324	403,120	413,983	406,521	393,244
Residential mortgage	133,520	139,984	142,900	112,148	113,911
Home equity	286,649	279,211	264,911	237,019	231,766
Consumer indirect	586,794	563,676	531,645	508,085	487,713
Other consumer	26,764	27,687	25,278	23,491	24,306

Total loans	1,705,726	1,658,985	1,624,154	1,521,028	1,484,776
Allowance for loan losses	24,714	24,301	24,120	23,763	23,260

Total loans, net	1,681,012	1,634,684	1,600,034	1,497,265	1,461,516
Total interest-earning assets (1) (2)	2,522,444	2,400,225	2,389,171	2,226,472	2,115,622
Goodwill and other intangible assets, net	50,820	50,924	43,858	37,369	37,369
Total assets	2,764,034	2,653,319	2,622,751	2,460,820	2,336,353
Deposits:
Noninterest-bearing demand	501,514	490,706	422,165	404,186	393,421
Interest-bearing demand	449,744	472,023	420,386	435,701	362,555
Savings and money market	655,598	673,883	584,278	530,754	474,947
Certificates of deposit	654,938	695,107	708,442	695,928	700,676

Total deposits	2,261,794	2,331,719	2,135,271	2,066,569	1,931,599
Borrowings	179,806	38,282	200,824	117,347	150,698
Total interest-bearing liabilities	1,940,086	1,879,295	1,913,930	1,779,730	1,688,876
Shareholders’ equity	253,897	251,842	246,946	239,962	237,194
Common shareholders’ equity (3)	236,426	234,371	229,473	222,489	219,721
Tangible common equity (4)	185,606	183,447	185,615	185,120	182,352
Unrealized gain on investment securities, net of tax	$16,060	17,178	14,487	12,316	13,570
Common shares outstanding	13,788	13,786	13,812	13,812	13,803
Treasury shares	374	376	350	350	359
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	7.70%	7.67	8.27	8.80	8.63
Tier 1 risk-based capital	10.70%	10.91	11.39	12.22	12.20
Total risk-based capital	11.96%	12.16	12.64	13.47	13.45
Common equity to assets	8.55%	8.83	8.75	9.04	9.40
Tangible common equity to tangible assets (4)	6.84%	7.05	7.20	7.64	7.93
Common book value per share	$17.15	17.00	16.61	16.11	15.92
Tangible common book value per share (4)	13.46	13.31	13.44	13.40	13.21

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

			Quarterly Trends
	Years ended		2012				2011
	December 31,		Fourth	Third	Second	First	Fourth
	2012	2011	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$97,567	95,118	25,087	25,299	23,731	23,450	23,875
Interest expense	9,051	13,255	1,999	2,200	2,343	2,509	2,721

Net interest income	88,516	81,863	23,088	23,099	21,388	20,941	21,154
Provision for loan losses	7,128	7,780	2,520	1,764	1,459	1,385	2,162

Net interest income after provision
for loan losses	81,388	74,083	20,568	21,335	19,929	19,556	18,992

Noninterest income:
Service charges on deposits	8,627	8,679	2,526	2,292	1,974	1,835	2,074
ATM and debit card	4,716	4,359	1,348	1,219	1,072	1,077	1,103
Broker-dealer fees and commissions	2,104	1,829	474	609	434	587	500
Company owned life insurance	1,751	1,424	451	433	441	426	457
Loan servicing	617	835	(28)	142	409	94	173
Net gain on sale of loans held for sale	1,421	880	440	323	325	333	221
Net gain on investment securities	2,651	3,003	487	596	1,237	331	656
Impairment charge on investment securities	(91)	(18)	—	—	—	(91)	(18)
Net (loss) gain on sale of other assets	(381)	67	(302)	(114)	29	6	23
Other	3,362	2,867	887	853	769	853	578

Total noninterest income	24,777	23,925	6,283	6,353	6,690	5,451	5,767

Noninterest expense:
Salaries and employee benefits	40,127	35,743	9,562	12,438	9,071	9,056	9,359
Occupancy and equipment	11,419	10,868	3,019	2,915	2,715	2,770	2,659
Professional services	4,133	2,617	890	1,452	1,080	711	794
Computer and data processing	3,271	2,437	809	976	886	600	583
Supplies and postage	2,497	1,778	567	899	573	458	441
FDIC assessments	1,300	1,513	343	356	304	297	301
Advertising and promotions	929	1,259	430	261	137	101	364
Loss on extinguishment of debt	—	1,083	—	—	—	—	—
Other	7,721	6,496	1,921	2,321	1,815	1,664	1,778

Total noninterest expense	71,397	63,794	17,541	21,618	16,581	15,657	16,279

Income before income taxes	34,768	34,214	9,310	6,070	10,038	9,350	8,480
Income tax expense	11,319	11,415	2,978	1,805	3,382	3,154	2,718

Net income	$23,449	22,799	6,332	4,265	6,656	6,196	5,762

Preferred stock dividends	1,474	3,182	369	368	368	369	369
Net income available to
common shareholders	$21,975	19,617	5,963	3,897	6,288	5,827	5,393

FINANCIAL RATIOS AND STOCK DATA:
Earnings per share – basic	$1.60	1.50	0.44	0.28	0.46	0.43	0.39
Earnings per share – diluted	$1.60	1.49	0.43	0.28	0.46	0.42	0.39
Cash dividends declared on common stock	$0.57	0.47	0.16	0.14	0.14	0.13	0.13
Common dividend payout ratio (1)	35.63%	31.33	36.36	50.00	30.43	30.23	33.33
Dividend yield (annualized)	3.06%	2.91	3.42	2.99	3.34	3.23	3.20
Return on average assets	0.93%	1.00	0.95	0.65	1.08	1.06	0.98
Return on average equity	9.46%	9.82	9.85	6.77	10.94	10.36	9.44
Return on average common equity (2)	9.53%	9.47	9.95	6.65	11.12	10.51	9.53
Return on average tangible common equity (3)	11.74%	11.55	12.66	8.33	13.36	12.62	11.43
Efficiency ratio (4)	62.87%	60.55	58.88	73.04	60.41	58.59	60.49
Stock price (Nasdaq: FISI):
High	$19.52	20.36	19.39	19.52	17.66	17.99	17.26
Low	$15.22	12.18	17.61	16.50	15.51	15.22	12.18
Close	$18.63	16.14	18.63	18.64	16.88	16.17	16.14

(1) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(2) Net income available to common shareholders divided by average common equity.

(3) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

(4) Efficiency ratio equals noninterest expense less other real estate expense and amortization of intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains and impairment charges on investment securities.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

			Quarterly Trends
	Years ended		2012				2011
	December 31,		Fourth	Third	Second	First	Fourth
	2012	2011	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$113	140	94	168	94	94	94
Investment securities (1)	703,643	685,769	727,735	745,796	715,431	624,883	654,260
Loans (2):
Commercial business	242,100	215,598	250,384	248,060	237,936	231,865	225,274
Commercial mortgage	407,737	370,843	407,168	409,884	411,871	402,007	392,493
Residential mortgage	127,363	121,742	137,586	141,808	115,621	114,166	116,320
Home equity	257,537	216,428	282,831	271,131	242,208	233,550	226,597
Consumer indirect	533,589	444,527	576,519	544,527	517,859	494,861	477,017
Other consumer	25,058	24,686	27,043	26,179	23,420	23,554	24,168

Total loans	1,593,384	1,393,824	1,681,531	1,641,589	1,548,915	1,500,003	1,461,869
Total interest-earning assets	2,297,140	2,079,733	2,409,360	2,387,553	2,264,440	2,124,980	2,116,223
Goodwill and other intangible assets, net	43,399	37,369	50,884	47,200	38,020	37,369	37,369
Total assets	2,519,258	2,277,149	2,650,504	2,607,497	2,473,888	2,342,730	2,322,303
Interest-bearing liabilities:
Interest-bearing demand	423,096	383,122	464,094	425,739	409,720	392,353	378,584
Savings and money market	586,329	451,030	671,295	611,564	553,701	507,543	464,904
Certificates of deposit	693,353	712,411	685,318	695,682	689,103	703,372	703,571
Borrowings	121,735	115,027	69,335	157,973	162,718	97,093	127,914

Total interest-bearing liabilities	1,824,513	1,661,590	1,890,042	1,890,958	1,815,242	1,700,361	1,674,973
Noninterest-bearing demand deposits	430,240	368,268	487,434	447,204	398,353	387,153	388,670
Total deposits	2,133,018	1,914,831	2,308,141	2,180,189	2,050,877	1,990,421	1,935,729
Total liabilities	2,271,259	2,044,899	2,394,689	2,356,787	2,229,046	2,102,217	2,080,177
Shareholders’ equity	247,999	232,250	255,815	250,710	244,842	240,513	242,126
Common equity (3)	230,527	207,189	238,344	233,238	227,369	223,040	224,649
Tangible common equity (4)	$187,128	169,820	187,460	186,038	189,349	185,671	187,280
Common shares outstanding:
Basic	13,696	13,067	13,707	13,703	13,697	13,675	13,636
Diluted	13,751	13,157	13,761	13,759	13,750	13,733	13,722
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.29%	0.20	0.60	0.16	0.21	0.29	0.18
Investment securities	2.66%	2.93	2.56	2.60	2.68	2.83	2.79
Loans	5.09%	5.53	4.98	5.10	5.06	5.24	5.38
Total interest-earning assets	4.35%	4.67	4.25	4.32	4.31	4.53	4.58
Interest-bearing demand	0.14%	0.16	0.13	0.14	0.14	0.15	0.15
Savings and money market	0.17%	0.23	0.14	0.15	0.18	0.22	0.23
Certificates of deposit	0.99%	1.37	0.86	0.94	1.03	1.13	1.22
Borrowings	0.48%	1.58	0.76	0.43	0.43	0.46	0.45
Total interest-bearing liabilities	0.50%	0.80	0.42	0.46	0.52	0.59	0.64
Net interest rate spread	3.85%	3.87	3.83	3.86	3.79	3.94	3.94
Net interest rate margin	3.95%	4.04	3.92	3.96	3.89	4.05	4.07

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2012				2011
	December 31,	September 30,	June 30,	March 31,	December 31,

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$24,301	24,120	23,763	23,260	22,977
Net loan charge-offs (recoveries):
Commercial business	139	287	(11)	(22)	880
Commercial mortgage	277	(64)	166	105	131
Residential mortgage	22	39	99	36	89
Home equity	119	65	82	(5)	39
Consumer indirect	1,367	1,124	661	668	652
Other consumer	183	132	105	100	88

Total net charge-offs	2,107	1,583	1,102	882	1,879
Provision for loan losses	2,520	1,764	1,459	1,385	2,162

Ending balance	$24,714	24,301	24,120	23,763	23,260

Supplemental information
Period end loans:
Originated loans	$1,641,197	1,588,614	1,566,025	1,521,028	1,484,776
Acquired loans	64,529	70,371	58,129	—	—

Total loans	$1,705,726	1,658,985	1,624,154	1,521,028	1,484,776

Allowance for loan losses to total loans	1.45%	1.46	1.49	1.56	1.57
Allowance for loan losses for originated
loans to originated loans	1.51%	1.53	1.54	1.56	1.57
Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.22%	0.46	-0.02	-0.04	1.55
Commercial mortgage	0.27%	-0.06	0.16	0.10	0.13
Residential mortgage	0.06%	0.11	0.34	0.13	0.30
Home equity	0.17%	0.10	0.14	-0.01	0.07
Consumer indirect	0.94%	0.82	0.51	0.54	0.54
Other consumer	2.68%	2.00	1.80	1.70	1.44
Total loans	0.50%	0.38	0.29	0.24	0.51
Non-performing loans:
Commercial business	$3,413	3,621	4,150	1,863	1,259
Commercial mortgage	1,799	3,388	3,598	3,040	2,928
Residential mortgage	2,040	1,597	1,918	1,929	1,644
Home equity	939	929	973	934	682
Consumer indirect	891	876	695	444	558
Other consumer	43	23	4	12	5

Total non-performing loans	9,125	10,434	11,338	8,222	7,076
Foreclosed assets	184	303	270	258	475
Non-performing investment securities	753	766	1,145	1,505	1,636

Total non-performing assets	$10,062	11,503	12,753	9,985	9,187

Total non-performing loans to total loans	0.53%	0.63	0.70	0.54	0.48
Total non-performing loans to originated loans	0.56%	0.66	0.72	0.54	0.48
Total non-performing assets to total assets	0.36%	0.43	0.49	0.41	0.39
Allowance for loan losses to non-performing loans	271%	233	213	289	329

FINANCIAL INSTITUTIONS, INC.
Appendix A — Non-GAAP to GAAP Reconciliation (Unaudited)
(In thousands, except per share amounts)

	Years ended		2012				2011
	December 31,		Fourth	Third	Second	First	Fourth
	2012	2011	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$2,764,034	2,653,319	2,622,751	2,460,820	2,336,353
Less: Goodwill and other intangible assets, net			50,820	50,924	43,858	37,369	37,369

Tangible assets (non-GAAP)			$2,713,214	2,602,395	2,578,893	2,423,451	2,298,984

Ending tangible common equity:
Common shareholders’ equity			$236,426	234,371	229,473	222,489	219,721
Less: Goodwill and other intangible assets, net			50,820	50,924	43,858	37,369	37,369

Tangible common equity (non-GAAP)			$185,606	183,447	185,615	185,120	182,352

Tangible common equity to tangible assets (non-GAAP) (1)			6.84%	7.05	7.20	7.64	7.93
Common shares outstanding			13,788	13,786	13,812	13,812	13,803
Tangible common book value per share (non-GAAP) (2)			$13.46	13.31	13.44	13.40	13.21
Average tangible common equity:
Average common equity	$230,527	207,189	238,344	233,238	227,369	223,040	224,649
Average goodwill and other intangible assets, net	43,399	37,369	50,884	47,200	38,020	37,369	37,369
Average tangible common equity (non-GAAP)	$187,128	169,820	187,460	186,038	189,349	185,671	187,280

Return on average tangible common equity (3)	11.74%	11.55	12.66	8.33	13.36	12.62	11.43
Net operating income:
Net income	$23,449	22,799	6,332	4,265	6,656	6,196	5,762
Branch acquisition expenses, net of tax (4)	1,966	—	—	1,262	646	58	—
CEO retirement expenses, net of tax (4)	1,670	—	—	1,670	—	—	—
Loss on extinguishment of debt, net of tax (4)	—	704	—	—	—	—	—

Net operating income (non-GAAP)	$27,085	23,503	6,332	7,197	7,302	6,254	5,762

Net operating income available to common shareholders:
Net income available to common shareholders	$21,975	19,617	5,963	3,897	6,288	5,827	5,393
Branch acquisition expenses, net of tax (4)	1,966	—	—	1,262	646	58	—
CEO retirement expenses, net of tax (4)	1,670	—	—	1,670	—	—	—
Loss on extinguishment of debt, net of tax (4)	—	704	—	—	—	—	—
Accelerated accretion on redeemed TARP stock	—	1,209	—	—	—	—	—

Net operating income available to common
shareholders (non-GAAP)	$25,611	21,530	5,963	6,829	6,934	5,885	5,393

Financial ratios computed on an operating basis (Non-GAAP):
Earnings per share – basic	$1.87	1.65	0.44	0.50	0.51	0.43	0.39
Earnings per share – diluted	$1.86	1.64	0.43	0.50	0.50	0.43	0.39
Return on average assets	1.08%	1.03	0.95	1.10	1.19	1.07	0.98
Return on average equity	10.92%	10.12	9.85	11.42	11.99	10.46	9.44
Return on average common equity	11.11%	10.39	9.95	11.65	12.27	10.61	9.53
Return on average tangible common equity	13.69%	12.68	12.66	14.60	14.73	12.75	11.43

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Annualized net income divided by average tangible common equity.

(4) Tax effect is calculated assuming a 35% effective tax rate.